Exhibit 4.1

DESCRIPTION OF OUR SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of this Annual Report on Form 10-K, Barings Private Credit Corporation (“we” or the “Company”) has one class of its securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, $0.001 par value per share.

The following description is based on relevant portions of the Maryland General Corporation Law (the “MGCL”), the Company’s Articles of Incorporation (the “Articles of Incorporation”) and the Company’s Bylaws (the “Bylaws”). This summary is a description of the material terms of, and is qualified in its entirety by, the Articles of Incorporation and Bylaws, each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K, and may not contain all of the information that is important to you. We refer you to the MGCL and our Articles of Incorporation and Bylaws for a more detailed description of the provisions summarized below.

General

Our authorized stock consists of 499,950,000 shares of common stock, par value $0.001 per share, and 50,000 shares of preferred stock, $0.001 par value per share. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

Our Articles of Incorporation provide that a majority of our Board of Directors (the “Board”), without any action by stockholders, may amend the Articles of Incorporation from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to our Articles of Incorporation, the number of authorized shares of the former class or series will be automatically decreased and the number of shares of the latter class or series will be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that we have authority to issue will not be more than 500,000,000 shares in total.

Common Stock

All shares of our common stock have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Dividends and distributions may be paid to the holders of our common stock if, as and when authorized by our Board and declared by us out of funds legally available therefore. Except as may be provided by the Board in setting the terms of classified or reclassified shares, shares of our common stock have no preemptive, exchange, conversion, or subscription or redemption rights and are freely transferable, except when their transfer is restricted by the Articles of Incorporation, federal and state securities laws or by contract (including any subscription agreement pursuant to which an investor received shares of common stock). In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to the rights of holders of any other class or series of shares, each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors, and will vote as a single class. Except as may be provided by the Board in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors.

 The Board may classify or reclassify any unissued shares of our common stock from time to time into one or more classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series thereof. Following Barings LLC’s and our receipt of exemptive relief from the SEC that, if granted, will permit us to issue multiple classes of shares of our common stock with varying sales loads, contingent deferred sales charges, and/or asset-based service and/or distribution fees, the details for which will be finalized at a later date at our discretion (the “Multi-Class Exemptive Relief”), each class of common stock will represent an investment in the same pool of assets and shall have the same preferences, conversion and other rights, voting powers, privileges, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as each other class of common stock except for such differences may be clearly and expressly set forth in our governing documents. In addition, following receipt of the Multi-Class Exemptive Relief, if any, dividends and distributions may be paid upon shares of different classes of our common stock (which shall be done pro rata among the stockholders of shares of a specific class) at the same time and in different per share amounts on such class of common stock, if, as and when authorized by the Board and declared by us out of funds legally available therefore. As a result of such differences in dividend amounts, as well as potential differences in various fees and charges imposed on the different classes of our common stock, shares of different classes of our common stock may experience different returns.

Because of the different distribution fees, stockholder services fees and any other class expenses that may be attributable to the different classes of shares of our common stock, following receipt of the Multi-Class Exemptive Relief, if any, the net income attributable to, and any distributions payable on, each class of shares may differ from each other from time to time. As a result, the net asset value per share of the classes may differ over time. The Company’s expenses, respectively allocated to a particular class of shares, will be borne on a pro rata basis by each outstanding share of that class.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Our Articles of Incorporation contain a provision which eliminates directors’ and officers’ liability to the Company or our stockholders for money damages to the maximum extent permitted by Maryland law, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”).

Maryland law requires a Maryland corporation (unless its articles of incorporation provide otherwise, which our Articles of Incorporation do not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to include in its articles of incorporation a provision indemnifying any director or officer made a party to a proceeding by reason of his or her service in such capacity until such time as it is “established” that (i) the act or omission of the director or officer was committed in bad faith or was the result of active and deliberate dishonesty and was material to the matter giving rise to the proceeding; (ii) the individual actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our Articles of Incorporation require us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Company who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity, or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity. The Company has the power, with the approval of our Board, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company. The Board may take such actions as necessary to carry out these provisions.

Notwithstanding the foregoing, any advancement of expenses pursuant to the Articles of Incorporation will not be made to any person except upon, and only upon, delivery to the Company of (a) a written affirmation by such person of his or her good faith belief that the standard of conduct necessary for indemnification by the Company under the MGCL has been met and (B) a written undertaking by or on behalf of such person to repay any advancement of expenses if it ultimately is determined by a final, non-appealable judicial decision that such person has not met the applicable standard of conduct necessary for indemnification under the MGCL. Any such undertaking will be an unlimited, non-interest bearing general obligation of such person but need not be secured and will be accepted by the Company without reference to the financial ability of such person to make repayment.

In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements provide our directors and executive officers the maximum indemnification permitted under the MGCL and the 1940 Act.

Maryland Anti-takeover Law

The MGCL and our Articles of Incorporation and Bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise, the material ones of which are discussed below. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. We expect the benefits of these provisions to outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified Board of Directors
Our Board is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. At each annual meeting of stockholders, directors of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualified. A classified board may render a change in control of the Company or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies.
Election of Directors
Our Bylaws provide that the affirmative vote of the holders of a plurality of all votes cast at a meeting of stockholders duly called, and at which a quorum is present, will be required to elect a director.
Number of Directors; Vacancies; Removal
Our Articles of Incorporation and Bylaws provide that the number of directors will be set only by the Board. Our Bylaws provide that a majority of our entire Board may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL nor, unless our Bylaws are amended, more than 15. We have elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the Board. Accordingly, except as may be provided by our Board in setting the terms of any class or series of stock, any and all vacancies on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act. Our Articles of Incorporation provide that a director may be removed only for cause, as defined in our Articles of Incorporation, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.
Action by Stockholders
Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or (unless the articles of incorporation provide for stockholder action by less than unanimous written consent, which our Articles of Incorporation do not) by unanimous written consent in lieu of a meeting. These provisions, combined with the requirements of our Bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal indefinitely.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board and the proposal of business to be considered by stockholders may be made only (1) pursuant to the Company’s notice of meeting, (2) by or at the direction of the Board or (3) by any stockholder of the Company who was a stockholder of record both at the time of giving of notice under the Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice provisions and informational requirements of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) by or at the direction of the Board or (2) provided that the special meeting has been called in accordance with our Bylaws for the purposes of electing directors, by a stockholder who was a stockholder of record at the time of provision of notice under the Bylaws, at the record date set by the Board for purposes of the meeting and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions and informational requirements of the Bylaws.
The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our Bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Calling of Special Meetings of Stockholders
Our Bylaws provide that special meetings of stockholders may be called by our Board, its chairman and certain of our officers. Additionally, our Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the Company’s secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.
Approval of Extraordinary Corporate Action; Amendment of Articles of Incorporation and Bylaws
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its articles of incorporation for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Articles of Incorporation provide that, except with respect to removal of directors, approval of certain amendments to the Articles of Incorporation and approval of certain extraordinary actions, any action will be effective and valid if declared advisable by the Board and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Under our Articles of Incorporation, the following extraordinary actions and amendments to the Articles of Incorporation generally require the affirmative vote of the stockholders entitled to cast at least 80% of the votes entitled to be cast generally in the election of directors, with holders of each class or series of shares voting as a separate class: (a) any amendment to the Articles of Incorporation to make the shares of common stock “redeemable securities” and any other proposal to convert the Company to an “open-end company” (as defined in the 1940 Act); (b) the liquidation or dissolution of the Company and any amendment to the Articles of Incorporation to effect such liquidation or dissolution; (c) any amendment to, or any amendment inconsistent with the provisions of Section 5.1, 5.2, 5.7, 6.6, 7.1 or 7.2 of the Articles of Incorporation; (d) any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of the assets of the Company that the MGCL requires be approved by the stockholders; and (e) any transaction between (1) the Company and (2) a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Exchange Act or any successor provision) that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of directors generally, or any person controlling, controlled by or under common control with, or employed by or acting as an agent of, any such person or member of such group.

However, if the Continuing Directors (as defined below) of the Company, by a vote of at least a majority of such Continuing Directors, in addition to approval by our Board, approve such proposal, transaction or amendment referred to in clauses (a)-(e) in the preceding paragraph, the affirmative vote of the holders of a majority of the votes entitled to be cast on the matter will be sufficient to approve such proposal, transaction or amendment. In addition, with respect to any transaction referred to in clause (b) of the preceding paragraph, if such transaction is approved by the Continuing Directors, by a vote of at least majority of such Continuing Directors, no stockholder approval of the transaction will be required unless the MGCL, the 1940 Act or another provision of the Articles of Incorporation or Bylaws otherwise requires such approval. “Continuing Directors” means (i) the directors identified in the Articles of Incorporation, (ii) the directors who are nominated for election by the Board to fill vacancies on the Board and approved by a majority of the directors identified in the Articles of Incorporation or (iii) any successor directors nominated for election and approved by a majority of the Continuing Directors or successor Continuing Directors, who are on the Board at the time of the nomination or election, as applicable.

Our Articles of Incorporation provide that the Board has the exclusive power to make, alter, amend or repeal any provision of our Bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Control Share Act discussed below, as permitted by the MGCL, our Articles of Incorporation provide that stockholders will not be entitled to exercise appraisal rights unless a majority of the Board determines such rights apply.

Control Share Acquisitions

The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding all interested shares (the “Control Share Act”). Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•one-tenth or more but less than one-third;

•one-third or more but less than a majority; or

•a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, as provided in our Bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation. Our Bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our Bylaws to be subject to the Control Share Act only if the Board determines that it would be in our best interests and if the SEC staff does not object to our determination that our being subject to the Control Share Act does not conflict with the 1940 Act.

Business Combinations

Under subtitle 6 of Title 3 of the MGCL (the “Business Combination Act”), “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•any affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•80% of all the votes entitled to be cast by outstanding shares of voting stock, voting together as a single voting group; and

•two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by an “interested stockholder” who is (or whose affiliate is) a party to the business combination or by an affiliate or associate of the interested stockholder, voting together as a single group.

Any dissenting stockholder in the above-described super-majority votes must be paid in accordance with the “fair price” formula described in the Business Combination Act, rather than at fair market value. These super-majority vote requirements do not apply if the corporation’s common stockholders receive from the bidder a minimum “fair price,” as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our Board has adopted resolutions that (1) any business combination between us and any person who acquired shares of our Common Stock only in connection with our private placement of Common Stock is exempted from the provisions of the Business Combination Act, and (2) any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by our Board. These resolutions, however, may be altered or repealed, in whole or in part, at any time. If these resolutions are repealed, or our Board does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Conflicts with 1940 Act

Our Bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Act (if we amend our Bylaws to be subject to such Act) and the Business Combination Act, or any provision of our Articles of Incorporation or Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Exclusive Forum

Under our Bylaws, unless we consent in writing to the selection of a different forum, the Circuit Court for Baltimore City, Maryland (the “Maryland Circuit Court”) or the state court located within Charlotte, North Carolina (the “NC State Court”), or, if neither of these courts have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division or the United States District Court for the Western District of North Carolina, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting an internal corporate claim (as defined in the MGCL) or (c) any other action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine. Any stockholder (or beneficial owner of stock) who is a party to any action or proceeding governed by the exclusive forum provision of our Bylaws will be deemed to have consented to the jurisdiction of the foregoing courts solely for the purpose of adjudicating any action or proceeding governed by the exclusive forum provision of our Bylaws. With respect to an action or proceeding in the Maryland Circuit Court and the NC State Court governed by the exclusive forum provision of our Bylaws, the Company and our stockholders (or beneficial owners of stock) will be deemed to have consented to the assignment of the action or proceeding to the Business and Technology Case Management Program for the State of Maryland (or any successor program governing complex corporate proceedings) and the North Carolina Business Court, respectively.